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                                                                    EXHIBIT 10.5

                       ADDENDUM TO TAX SHARING AGREEMENT
                      EFFECTIVE APRIL 1, 1994 BETWEEN FMC
                            CORPORATION AND FMC GOLD



(The following shall become part of and be equivalent to having been included in the Agreement originally)

4.1  ADJUSTMENT FOR FMC GOLD INTERNATIONAL SALES CORPORATION TAX
     -----------------------------------------------------------

Notwithstanding anything above to the contrary, in the instance where FMC Gold is in a net operating loss position for both regular income tax and for AMT tax purposes and such losses cannot be utilized in their entirety by FMC Gold on a separate company basis as provided in paragraph 1 (c), then in that instance only, FMC Corporation shall be responsible for the portion of the federal tax of FMC Gold International Sales Corporation as equals the lesser of the following:

  .  FSC Federal Tax - [20% (AMT Commission expense - AMT NOL)]
                              the amount in the brackets
                              cannot be less than zero

  .  FSC Federal Tax - [35% (Regular Commission expense - Regular NOL)]
                              the amount in the brackets
                              cannot be less than zero

For e.g., assume regular Commission expense is 900 and AMT Commission expense is 1,000 and that FMC Gold has a regular NOL of 800 and an AMT NOL of 500. Assume further that the federal tax of the FMC Gold International Sales Corporation is $122 (1,000,000 X 8/23 X 35%). Applying the above formula results in the following:

     .  122 - 20% (1,000 - 500)  =  22
     .  122 - 35% (  900 - 800)  =  87

The lesser amount of $22 computed above shall be borne by FMC. FMC Gold International Sales Corporation shall be responsible for the balance of $100.
In the above instance, if the AMT NOL had exceeded 1,000 and regular tax NOL had exceeded 900, FMC would have paid the entire $122 in tax due for FMC Gold International Sales Corp.
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If in ensuing years, any portions of the Gold AMT NOL or regular tax NOL is utilized by FMC Gold on a stand-alone basis, then FMC Gold International Sales Corporation shall refund to FMC a ratable portion of the tax paid by FMC on its behalf. The portion to be refunded shall be the result in the formulary approach above, if the amount included for NOL was reduced by the amount now utilized.



                                       FMC CORPORATION


                                            /s/ John E. Rogers
                                       By:________________________
                                           J. E. Rogers
                                           Assistant Treasurer


                                       FMC GOLD COMPANY


                                            /s/ B. J. Kennedy
                                       By:________________________
                                           B. J. Kennedy
                                           President


                                             12-14-94
                                       Date:______________________